Registration No. 333-196643

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________
FORM S-1/A-4
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

THE GNS GROUP INC.
(Name of small business issuer in its charter)

Washington	5021
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)
_________________

THE GNS GROUP INC.
4017 Colby Avenue
Everett, WA 98201
(425) 258-5923
(Address and telephone number of registrant's executive office)
_________________

Copies to:
The Law Office of Conrad C. Lysiak, P.S.
601 West First Avenue, Suite 903
Spokane, WA   99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:    [X]

If this Form is filed to register additional common stock for an offering under Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

If this Form is a post-effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer	[ ]	Accelerated Filer	[ ]
Non-accelerated Filer (Do not check if a smaller reporting company)	[ ]	Smaller reporting company	[X]

CALCULATION OF REGISTRATION FEE

Securities to be Registered	Amount to be Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee [1]

Common Stock:	47,708,000	$0.01[2]	$477,080	$55.29

[1]	Estimated solely for purposes of calculating the registration fee under Rule 457.

[2]	Price to the public .

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON DATES AS THE COMMISSION, ACTING UNDER SAID SECTION 8(a), MAY DETERMINE.

Prospectus

THE GNS GROUP INC.
47,708,000 Shares of Common Stock

We are registering for sale by certain selling shareholders, 47,708,000 shares of common stock.  We will not receive any proceeds from the shares sold by the selling shareholders.

Selling security holders will offer and sell their common shares at $0.01 until a public market develops for the comon stock and, thereafter, at the prevailing market price. If our common stock becomes quoted on the OTC-QB or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Our shares of common stock are traded on the OTC-Pink.

We are an "emerging growth company" as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for future filings.

Investing in our common stock involves risks.  See "Risk Factors" starting at page 6.

The approximate date of commencement of proposed sale to the public is as soon as practicable after the registration statement is effective.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is ______________________________.

SUMMARY OF OUR OFFERING

Our business

We distribute furniture for the casino, education, hospitality, and restaurant industries. We also offer outdoor and office furniture.  We do business with a number of distributors worldwide. We have developed contacts and customers through trade shows and our market research team.

Our business office is located at 4017 Colby Avenue, Everett, Washington 98201. Our mailing address is the same. Our telephone number is (425)-258-5923. Our web address is http://thegnsgroup.com.

The offering

Following is a brief summary of this offering:

Securities being offered by selling shareholders	47,708,000 shares of common stock
Offering price per share
The sales price of the 47,708,000 shares of common stock to the public is fixed at $0.01 per share until such time as the shares of our common stock become traded on the OTC-QB operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the OTC-QB or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.

Net proceeds to us	None
Number of shares outstanding before the offering	129,216,956
Number of shares outstanding after the offering if all of the shares are sold	129,216,956

Summary financial data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

	As of September 30, 2016 (Unaudited)	As of December 31, 2015 (Audited)	As of December 31, 2014 (Audited)
Balance Sheets
Total Assets	$0	$149	$15,740
Total Liabilities	$1,675,866	$1,478,117	$1,196,553
Stockholders Equity - (Deficit)	$(1,675,866)	$(1,477,968)	$(1,180,813)

	For the Nine Months Ended September 30, 2016 (Unaudited)	Year ended December 31, 2015 (Audited)	Year ended December 31, 2014 (Audited)
Statements of Operations
Sales	$14,000	$16,884	$164,976
Operating Expenses	$209,384	$417,657	$598,182
Net Income - (Loss)	$(197,899)	$(419,604)	$(524,564)

Our auditor has issued a going concern opinion.  We have not yet established an ongoing source of revenues sufficient to cover our operating costs to allow us to continue as a going concern. Our ability to continue as a going concern is dependent on obtaining adequate capital to fund operating losses until it becomes profitable. If we are unable to obtain adequate capital, we could be forced to cease operations.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock.

Risks associated with The GNS Group Inc.:

1.  Because our auditors have issued a going concern opinion, there is substantial uncertainty we will continue operations, in which case you could lose your investment.

              Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. As such, we may have to cease operations and you could lose your investment.  We believe we will need $150,000 in funding to continue operations during the next twelve months.

2.   We have a limited operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated in the State of Washington in 2006 and have a limited operating history upon which an evaluation of our future success or failure can be made. To achieve and maintain profitability and positive cash flow we are dependent upon:

*	our ability to generate revenues; and
*	our ability to generate a profit.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with hiring additional client service representatives to start our business. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

3.   Because we are small and do not have much capital, we may have to limit our business activities which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our activities. As such we may not be able to compete with large entities that sell furniture to the public. In the event we are unable to attract customers to our services, we will not generate revenues or profits. If that occurs, you will lose your investment.

4.   We operate in a highly competitive industry and we cannot guarantee that we will ever achieve any level of success in competing for clients with other companies that sell furniture to the public.

Sale of furniture is very competitive. We are at a competitive disadvantage in attracting clients due to our relatively small size and the somewhat limited scope of our services. In addition, there is not a significant barrier to entry by competitors. Our competitors are larger and more diversified than we are and have greater financial resources. We cannot predict the degree of success, if any, with which we will meet competition in the future.

5.   We may need additional capital which we may not be able to obtain on acceptable terms. Any inability to raise additional capital when needed could adversely affect our ability to grow our company.

Our future capital requirements depend on a number of factors, including our ability to grow, our net sales, and the management of our business. If we are to substantially grow, it is likely we will need to raise additional capital, possibly through the issuance of long-term or short-term indebtedness or the issuance of equity securities in private placement transactions. If we raise additional capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing shareholders will be reduced and those shareholders will experience dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. We cannot assure you that acceptable financing can be obtained on suitable terms, if at all.

Risks associated with this offering:

6.   Because there is a limited public trading market for our common stock, you may not be able to resell your stock.

There is currently a limited public trading market for our common stock on the OTC-Pink Sheets operated by the Financial Industry Regulatory Authority.  As a result, you may be unable to sell your shares.  If you do want to resell your shares, you may have to locate a buyer and negotiate your own sale.

7.   Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

We anticipate that any additional funding will be in the form of equity financing from the sale of our common.  In the future, if we issue more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

8.   There are legal restrictions on the resale of the common shares offered that are penny stocks.  These restrictions may adversely affect your ability to resell your stock.

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, our shareholders may find it more difficult to sell their shares.

9.   Our future sales of our common shares could cause our stock price to decline.

There is no contractual restriction on our ability to issue additional shares. We cannot predict the effect, if any, that market sales of our common shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the selling shareholders of our common shares in the public market, or the perception that our sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

10.   The market price of our common stock may be volatile which could adversely affect the value of your investment in our common stock.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

*	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
*	changes in estimates of our financial results or recommendations by securities analysts;
*	failure of any of our products to achieve or maintain market acceptance;
*	changes in market valuations of similar companies;
*	significant products, contracts, acquisitions or strategic alliances of our competitors;
*	success of competing products or services;
*	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
*	regulatory developments;
*	litigation involving our company, our general industry or both;
*	additions or departures of key personnel;
*	investors' general perception of us; and
*	changes in general economic, industry and market conditions.

11.   We are an "emerging growth company," and the reduced disclosure requirements applicable to "emerging growth companies" could make our common stock less attractive to investors.

We are an "emerging growth company," as defined in Section 2(a)(19)(B) of the Securities Act of 1933, as amended. For as long as we are an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding advisory "say-on-pay" votes on executive compensation and shareholder advisory votes on golden parachute compensation. We will remain an "emerging growth company" until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more; (ii) the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement; (iii) the date on which we have, during the previous three-year period, issued more than $1 billion in non-convertible debt; and (iv) the date on which we are deemed to be a "large accelerated filer" under the Exchange Act. We will be deemed a large accelerated filer on the first day of the fiscal year after the market value of our common equity held by non-affiliates exceeds $700 million, measured on October 31.

We cannot predict if investors will find our common stock less attractive to the extent we rely on the exemptions available to emerging growth companies. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.

A company that elects to be treated as an emerging growth company shall continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which it had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which it has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which is deemed to be a "large accelerated filer" as defined by the SEC, which would generally occur upon it attaining a public float of at least $700 million.

12.   We have elected under the JOBS Act to delay the adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies.

Under the JOBS Act, an "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of this extended transition period. Since we will not be required to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies, our financial statements may not be comparable to financial statements of companies that comply with public company effective dates.

13.   We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an "emerging growth company."

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act, and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an "emerging growth company" as defined in the JOBS Act. We will remain an "emerging growth company" for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an "emerging growth company" as of the following December 31, or if we issue more than $1 billion in non-convertible debt in a three-year period, we would cease to be an "emerging growth company" immediately.  Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an "emerging growth company." At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

14.   While we currently qualify as an "emerging growth company" under the JOBS Act, we will lose that status at the latest by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, which will increase the costs and demands placed upon management.

We will continue to be deemed an emerging growth company until the earliest of (i) the last day of the fiscal year during which we had total annual gross revenues of $1,000,000,000 (as indexed for inflation), (ii) the last day of the fiscal year following the fifth anniversary of the date of the first sale of common stock under this registration statement; (iii) the date on which we have, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which we are deemed to be a 'large accelerated filer' as defined by the SEC, which would generally occur upon our attaining a public float of at least $700 million. Once we lose emerging growth company status, we expect the costs and demands placed upon management to increase, as we would have to comply with additional disclosure and accounting requirements, particularly if our public float should exceed $75 million.

15.   While we currently qualify as an "Emerging Growth Company" under the JOBS Act and we will lose that status by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, if we qualify as a "smaller reporting company" which we are at the present time, our non-financial and financial information will be less than is required by other non-smaller reporting companies.

Currently we qualify as an "Emerging Growth Company."  At the latest, by the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement, we will lose that qualification and be required to report as other public companies are required to report.  While we will no longer qualify as an "Emerging Growth Company," we may qualify as a "smaller reporting company."  The "smaller reporting company" category includes companies that (1) have a common equity public float of less than $75 million or (2) are unable to calculate their public float and have annual revenue of $50 million or less, upon entering the system.  A smaller reporting company prepares and files SEC reports and registration statements using the same forms as other SEC reporting companies, though the information required to be disclosed may differ and be less comprehensive.  Regulation S-X contains the SEC requirements for financial statements, while Regulation S-K contains the non-financial disclosure requirements.  To locate the scaled disclosure requirements, smaller reporting companies will refer to the special paragraphs labeled "smaller reporting companies" in Regulation S-K.  As an example only, smaller reporting companies are not required to make risk factor disclosure in Item 1A of Form 10-K.  Other disclosure required by non-smaller reporting companies can be omitted in Form 10-K and Form 10-Q by smaller reporting companies.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock in this offering. All proceeds from the sale of the shares of common stock will be received by the selling shareholders.

DETERMINATION OF OFFERING PRICE

The resale of these shares is not being underwritten.  We will not receive any of the proceeds from the sale of those shares being sold by the selling stockholders.  The selling stockholders may sell or distribute the shares, from time to time, depending on market conditions and other factors, through underwriters, dealers, brokers or other agents, or directly to one or more purchasers.  The selling stockholders will offer their shares at prevailing market prices.  We are paying all expenses incidental to the registration of the shares.

Our common stock has been listed on the Pink Sheets under the symbol "GNSG" and has traded on a limited basis.  The last reported sales price per share of our common stock as reported on the OTC Markets was $0.01 on January 4, 2017 .  We intend to seek the services of an SEC, FINRA registered broker dealer to sponsor our shares of common stock for trading on the OTC-QB operated by the Financial Industry Regulatory Authority. There is no assurance that any broker-dealer will sponsor our stock on the OTC-QB.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

          Since all of the shares of common stock being registered are already issued and outstanding, no dilution will result from this offering.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

There are seventy selling shareholders.  They may be deemed underwriters.

The sales price of the 47,708,000 shares of common stock to the public is fixed at $0.01 per share until such time as the shares of our common stock become traded on the OTC-QB operated by the Financial Industry Regulatory Authority or another exchange. If our common stock becomes quoted on the OTC-QB or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  After the common stock is traded on the OTC-QB, selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	On such public markets or exchanges as the common stock may from time to time be trading;
2.	In privately negotiated transactions;
3.	Through the writing of options on the common stock;
4.	In short sales; or
5.	In any combination of these methods of distribution.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144. The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholders, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholders. Brokers or dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such re-sales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders. We are bearing all costs relating to the registration of the common stock, estimated to be $50,000. The selling shareholders, however, will pay commissions or other fees payable to brokers or dealers in connection with any sale of the common stock. The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;

2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1934.

There is no assurance that any of the selling shareholders will sell any or all of the shares offered by them. Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is met.  There are no pre-existing contractual agreements for any person to purchase the shares.

             Of the 129,216,956 shares of common stock outstanding, 87,626,508 shares are owned by our officers and directors, 16,800,000 of which are being offered for resale pursuant to this registration statement .

We have not declared any cash dividends, nor do we intend to do so. We are not subject to any legal restrictions respecting the payment of dividends, except that they may not be paid to render us insolvent. Dividend policy will be based on our cash resources and needs and it is anticipated that all available cash will be needed for our operations in the foreseeable future.

Section 15(g) of the Exchange Act

Our shares are covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $10,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR
PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

We sell furniture products to the hospitality, outdoors, office, restaurant, and/or school industry segments.  We do not maintain any inventory of furniture products.  We take orders from third parties and purchase our furniture products directly from the manufactures who drop ship the furniture products directly to our customers.

Our financial statements were prepared on a going concern basis, which assumes that we will be able to realize assets and discharge liabilities in the normal course of business. The ability to continue as a going concern is dependent on our ability to generate profitable operations in the future, to maintain adequate financing, and to achieve a positive cash flow. There is no assurance it will be able to meet any of such goals.

Plan of Operation

We are a corporation with limited revenues to date.

We are not going to buy or sell any plant or significant equipment during the next twelve months.

We plan to continue to generate revenues through the sale of banquet, conference, restaurant, cafe, outdoor, pool side, and education furniture.  Our plan of business is to increase our annual sales.

We have not yet established an ongoing source of revenue sufficient to cover operating costs. We have a plan to overcome the uncertainty, and to have the ability to continue operating the company. This includes executing our business model. We need to bring capital into the company to operate. We will then proceed to use the capital to market ourselves by going to industry trade shows where we can showcase our product. We have attended these shows in the past and they have produced revenue. We would like to have a larger presence in these trade shows so we can attract larger cliental. Our average sales may be approximately $30,000 - $75,000 by going to these trade shows, we believe we can produce good revenues and good profits.

             We believe we will need $150,000 in funding to continue operations during the next twelve months.  We intend to obtain those funds from revenues, loans from our officers and directors, and the sale of our shares of common stock .

Results of Operations

Nine months ended September 30, 2016 compared to nine months ended September 30, 2015

For the nine months ended September 30, 2016, we had sales of $14,000 compared with $16,884 sales for the same nine month period in 2015. This was a direct result of sales of furniture. Our gross profit for the nine months ended September 30, 2016 was $11,485 compared with a gross profit of $5,386 during the same nine month period in 2015, as a result of sales of furniture. Our total operating expenses for the nine months ended September 30, 2016 were $209,383 compared with $174,386 for the same nine month period in 2015. Finally our net loss for the nine months ended September 30, 2016 was $197,898 compared with a net loss of $169,583 for the same nine month period in 2015, despite the fact that we generated sales during the nine months ended September 30, 2016 of $14,000. This indicates that as we generate less revenues, our losses will increase at an even greater rate.

Three months ended September 30, 2016 compared to three months ended September 30, 2015

For the three months ended September 30, 2016, we had sales of $14,000 compared with $16,884 for the same three month period in 2015. Again the reason was the direct result of furniture sales. Our gross profit for the three months ended September 30, 2016 was $11,485 with a profit of $7,766 for the same three month period in 2015, as a result of sales of furniture. Our total operating expenses for the three months ended September 30, 2016 were $58,506 compared with $64,352 for the same three month period in 2015. Finally our net loss for the three months ended September 30, 2016 was $47,021 compared with a net loss of $56,929 for the same three month period in 2015, despite the fact that we generated sales during the three months ended September 30, 2016 of $14,000. This indicates that as we generate less revenues, our losses will increase at an even greater rate.

December 31, 2015 compared to the year ended December 31, 2014

Our sales for the twelve months ended December 31, 2015 were $16,884 compared to $164,976 for the year ended December 31, 2014.  The decrease in sales was a result of lack in marketing and advertising our furniture products.  Our loss from operations for the year ended December 31, 2015 was $412,289 compared with a loss of $563,302 for the year ended December 31, 2014. The decrease in the loss from operations was directly related to: (1) same in wages and salaries of $180,000 at December 31, 2015 compared with $180,000 at December 31, 2014; (2) an increase in legal and professional fees from $59,485 at December 31, 2014 to $71,138 at December 31, 2015; (3) a decrease in other office and miscellaneous expenses from $12,029 at December 31, 2014 to $4,172 at December 31, 2015; and, (4) decreases in expenses relating to advertising, travel, and facilities totaling $14,020.

During the year ended December 31, 2015, our total assets decreased from $15,740 at December 31, 2014 to $149 at December 31, 2015. The decrease in assets was primarily due to a decrease in prepaid expenses of $8,987 and accounts receivable was written off in the amount of $6,750 at December 31, 2015.  Our liabilities at December 31, 2015 increased from $1,196,553 at December 31, 2014 compared to $1,478,117 at December 31, 2015.  Our current liabilities of $66,576 increased for accounts payable, accrued expenses and deposits at December 31, 2015.  During the same period in 2014, we had current liabilities of $65,946.  Our long term liabilities increased from $1,130,607 at December 31, 2014 to $1,411,541 at December 31, 2015.  The increase was primarily due to an accrued rent payable of $20,500 and an increase in officer and shareholder payables of $63,706.

Liquidity and Capital Resources

Since inception, we have issued 129,216,956 shares of our common stock and received $1,064,990 therefore.

At September 30, 2016, our total assets were $0 and our total liabilities were $1,675,866.

For the quarter ended September 30, 2016, we had a working capital deficit of $51,474 as compared to the working capital deficit of $66,427 at December 31, 2015.

Our rate of cash flow per month is negative.  We will need monthly revenue of $20,000 to sustain operations during the next twelve months.  We have $0 in cash at September 30, 2016. We intend to obtain the necessary capital to maintain operations from the sale of furniture and from the sale of our common stock and from loans by our officers and directors.

In light of the going concern opinion, our working capital deficit, and that potential financing may not be available on satisfactory terms, our officers and directors have verbally agreed to loan us funds on an as needed basis.  There is no written agreement with our officers and directors to do so and the commitment is not enforceable as a matter of law, there being a lack of consideration therefore.

For the quarter ended September 30, 2016, we had a working capital deficit of $51,474 compared to the working capital deficit of $66,427 at the year ended December 31, 2015.  In the past, we have relied on sales of our common stock to raise funds for our working capital requirements, as well as loans from our majority stockholders.  We will need to raise additional capital in order to implement our business plan and will seek to sell additional equity and/or debt to accomplish this objective.  There can be no assurance that we will be able to raise funds sufficient to carry out our business plan, or that if funds are available to us that they will be on acceptable terms.

Off-Balance Sheet Arrangements.

There are no off-balance sheet arrangements.

Critical Accounting Policies

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. To prepare these financial statements, we must make estimates and assumptions that affect the reported amounts of assets and liabilities. These estimates also affect our reported revenues and expenses. On an ongoing basis, management evaluates its estimates and judgment, including those related to revenue recognition, accrued expenses, financing operations and contingencies and litigation. Management bases its estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Regarding Revenue Recognition

The Company applies paragraph ASC 605-45-45 of the FASB Accounting Standards Codification for revenue recognition.  The Company recognizes revenue when it is realized or realizable and earned, less estimated future doubtful accounts.  The Company considers revenue realized or realizable and earned when all of the following criteria are met:

(i)	Persuasive evidence of an arrangement exists,
(ii)	The services have been rendered and all required milestones achieved,
(iii)	The sales price is fixed or determinable, and
(iv)	Collectability is reasonably assured.

Revenue is reported on a gross basis because The GNS Group considers itself the primary obligor for revenue recognition purposes.  This conclusion was reached based on the following:  GNS actively attempts to solicit orders from various potential customers.  A customer will place an order with GNS.  GNS decides which supplier to use to fulfill the customer order.  In addition, GNS has the latitude to set the price charged to the customer.  GNS communicates specifications for a purchase order to their various suppliers.  The customer never communicates with the supplier.  The suppliers manufacture the items and bear the risk of inventory while the product is in their possession.  The supplier requires GNS to maintain a payment bond.  The supplier will ship the order directly to the customer. The risk of loss is based on verbal agreements with GNS suppliers. During transit from the supplier to the customer, GNS bears the risk of loss.  We have unilaterally elected to assume liability for loss during the transportation of products from our supplier to our customer.  There are no written agreements that reflect our assumption of liability during transportation .  The customer bears all risk once they have taken possession of the product.  GNS is responsible for dealing with customs personnel to clear the shipment to its customer as its major supplier is located in Dubai.  GNS is required to maintain a bond for all shipments being processed by the airport brokers.  If goods are damaged in transit, GNS is responsible for ensuring that the customer is made whole and accordingly pays all costs related thereto.  Since all orders are considered special order, customers are limited regarding their ability to return a product.  Products can only be returned if the supplier is willing to permit such.  We do not warrant the products in any manner .  If the product is received in damaged condition by the customer, we pay the cost of return.  If the customer damages the good, he pays the cost of return. All returns originate through us.  We are the liaison with the manufacturer.

Limited Operating History; Need for Additional Capital

There is limited historical financial information about us upon which to base an evaluation of our performance. We have generated limited revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns due to price and cost increases in services.

The factors that has left us with limited revenues besides being a startup is that we did not have adequate funds to run the marketing and business operations, which includes trade shows, magazine publications, and hiring sales staff.

To become profitable and competitive, we have to attract customers and generate revenues.  We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

The steps we are taking to generate additional revenues and customers are as follows:  We must hire an experienced sales staff from the industry. Second, attend important industry trade shows with a presence and to promote our services and products.

BUSINESS

General

We were incorporated in the State of Washington on July 6, 2006.  Our business office is located at 4017 Colby Avenue, Everett, Washington 98201.  This is also our mailing address, as well as, our address for our statutory registered agent office.  Our telephone number is (855) 387-7383.  Our web address is http://thegnsgroup.com.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change.

Products

We offer a comprehensive supply of banquet, conference, restaurant, cafe, outdoor, pool side, and education furniture primarily directed at the hotels, conference centers, and education facilities.

A brief list of products we offer is as follows:

-           chairs
-           tables
-           podiums
-           portable stages
-           catering carts
-           pool furniture
-           desks

These products are intended for use primarily by hotels and conference centers. We acquire products from a number of manufactures worldwide on an as needed basis, including, but not limited to Intermetal Ltd, located in the United Arab Emirates.  We have no enforceable agreements with any of our suppliers.  If a client orders furniture from us, we submit a purchase order to the manufacture that produces the furniture requested at the most accommodating price.  After payment to us by our customer, the furniture is then dropped shipped directly to the customer at a location selected by the customer.

New Products

On October 12, 2011, we entered into an agreement with KPK Products, LLC, the manufacturer of Bresh Toothbrushes to distribute the Bresh Toothbrush in the United States and Canada. On the same date, we entered into an agreement with KPK Products, LLC, the manufacturer of Bresh Toothbrushes to distribute the Bresh Toothbrush in Europe, Asia, and the Middle East. The Bresh toothbrush is 100% biodegradable. It is a single use toothbrush. We plan to expand into a fully eco-friendly line of amenities in the future.  As of December 31, 2012, we began working with a company in Taiwan to manufacture the Bresh Toothbrush.  As of January 13, 2016, we have not manufactured or sold any Bresh Toothbrushes and there is no assurance we will ever manufacture any toothbrushes.  We intend to concentrate all of efforts on promoting the sale of furniture.

As of January 17, 2017, we had no additional new products.

Website

We maintain an easy-to-use website. The website is available 24 hours a day, seven days a week and will be reached from any location.  Our web address is http://thegnsgroup.com.

Customers

We are not dependent on any one customer or a limited number of customers for our business.

We sell our products to the hospitality industry, hotels, resorts, conference centers, churches, and government institutions. We do not sell the public at large. Because of our limited size we have limited our market hotels, resorts, conference centers, churches, and government institutions. As such we restrict our personal sales efforts to those institutions. We believe that there is a limited market for the furniture we promote as a result of the furniture's appearance and its extreme durability. It is not the type of furniture that you would like to see in your living room. That limited market is comprised of hotels, resorts, conference centers, churches, and government institutions. All of the revenues that we have generated has been as a result of sales to the domestic market.

Customer Service

We have a customer service department via phone and fax where consumers can place orders and resolve order and product questions. We insure consumer satisfaction by giving a thirty day money back guaranty, no questions asked.

Distribution

Our products are distributed by our sales staff. Our sales staff/ representatives, go directly to the customer and sell business-to-business. Once an order is agreed upon, a contract is agreement upon, and invoice is issued. We require 50% down and 50% upon shipment.

Paying

We accept payment by check from qualified customers, such as large hotels, convention centers, municipalities, universities and school districts. Other customers are required to pay us with certified funds.

We offer our customers a full refund for any reason if the customer returns the purchased item within thirty days from the date of sale in the same condition it was sold to the customer. After thirty days, we will not refund any money to a customer. Our suppliers have a reciprocal guaranty as well.

Return Policy

We intend to pass on to our customer any warranties that suppliers make to us.  If we have a warranty from a manufacture and a customer returns products to us as a result of defects in the product, we will forward the product to the manufacture for repair or replacement under the manufacturer's warranty to us.  If there is no warranty from the manufacture to us or if the warranty flows directly to the customer, we will return the product to the customer with advise that there is no warranty protection or that the customer should return the product directly to the manufacturer .

Source of Products

We purchase furniture directly from the manufacturer/supplier based upon orders we have already received from customers.  A portion of the purchase price, between 60% and 70%, depending on the prices we negotiate with the manufacturer, is used to acquire the product from the manufacturer.  Currently, our main supplier is Intermetal Ltd.  The product will be shipped directly from the manufacturer to the customer, thereby eliminating the need for storage space or packaging facilities.

We are presently negotiating with other suppliers of other types of furniture to promote their products on our website.  In addition, we intend to locate and negotiate relationships with smaller, new manufacturers to offer their products on a more exclusive basis.

Revenue

Revenues are generated from the direct sale of products to customers.  After receiving full payment for an order, we order products on behalf of our customers directly from the suppliers.  The products are shipped directly to the customer. By handling transactions in this manner, we avoid having to carry any inventory that can be costly and become obsolete. We earn revenue based on the difference between our negotiated price for the product with the supplier and the price that the customer pays.

We intend to develop and maintain a database of all customers and suppliers and their specific wants, needs and products.

Competition

The furniture industry is fragmented and primarily nationalized.  Our competitive position within the industry is negligible in light of the fact that we have limited operations.  Older, well established distributors with records of success will attract qualified clients away from us.  Since we have limited operations, we cannot compete with them on the basis of reputation.  We do expect to compete with them on the basis of price and services.  We intend to be able to attract and retain customers by offering a breadth of product selection through our relationships with major manufacturers and on the cutting edge newcomers to the industry.  We will offer attractive, competitive pricing and will be responsive to all our customers' needs.

Marketing

We market our products in the United States, Canada, Mexico, and the Caribbean through traditional sources such as a website, trade magazines, conventions and conferences, newspapers advertising, billboards, telephone directories and flyers/mailers. We have targeted hotels, convention centers, universities and public school systems with mailings which refer to our website. Since beginning our operations, all of our sales have been first time, one time transactions by our customers with the exception of one customer who has purchased furniture from us on two occasions. We have been advised that our customers were made aware of our operations by word of mouth.  Our customers are comprised of universities, casinos, hotels, and country clubs.  We utilize inbound links that connect directly to our website from other sites. Potential customers can simply click on these links to become connected to our website from search engines and community and affinity sites.

Insurance

We carry only general liability insurance which covers the following: $1,000,000 per event; damage to leased property - $100,000; medical coverage per person, per event - $10,000; personal injury, per person, per event - $2,000,000; and, product liability - $2,000,000 per event.

Employees; Identification of Certain Significant Employees

We are a development stage company and currently have three employees comprised of our officers and directors.  We intend to hire additional employees on an as-needed basis.

Other than office equipment, supplies and fixtures, we own no property.

Government Regulation

We are not currently subject to direct federal, state or local regulation other than regulations applicable to businesses generally or directly applicable to electronic commerce. However, the Internet is increasingly popular. As a result, it is possible that a number of laws and regulations may be adopted with respect to the Internet. These laws may cover issues such as user privacy, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth of electronic commerce may prompt calls for more stringent consumer protection laws. Several states have proposed legislation to limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has also initiated action against at least one online service regarding the manner in which personal information is collected from users and provided to third parties. We will not provide personal information regarding our users to third parties. However, the adoption of such consumer protection laws could create uncertainty in Web usage and reduce the demand for our products.

We are not certain how business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of such laws were adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues of the Internet and related technologies. Changes in laws intended to address such issues could create uncertainty in the Internet market place. Such uncertainty could reduce demand for services or increase the cost of doing business as a result of litigation costs or increased service delivery costs.

We are qualified to do business only in Washington. We are not required to qualify to do business in any jurisdiction unless we have a physical presence in that jurisdiction. Physical presences means that we physically maintain an office or agent in that state. To qualify to do business in another state, we have to file as a foreign corporation with such state. Since we have no physical presence in any other jurisdiction, we are not required to qualify to do business in any jurisdiction other than the State of Washington. Our failure to qualify in a jurisdiction where it is required to do so could subject it to taxes and penalties. It could also hamper our ability to enforce contracts in such jurisdictions. The application of laws or regulations from jurisdictions whose laws currently apply to our business could have a material adverse effect on our business, results of operations and financial condition.

MANAGEMENT

Officers and Directors

Each of our directors, serve until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our officers and directors are:

Name and Address	Age	Position(s)

Roula Jarjour 4017 Colby Avenue Everett, Washington 98201	51	President, Principal Executive Officer, and member of the Board of Directors

Antoine Jarjour 4017 Colby Avenue Everett, Washington 98201	61	Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and member of the Board of Directors

George Jarjour 4017 Colby Avenue Everett, Washington 98201	29	Vice President and a member of the Board of Directors

Charles Carafoli 4017 Colby Avenue Everett, Washington 98201	69	Member of the Board of Directors

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of officers and directors

Roula Jarjour – President, Principal Executive Officer, and member of the Board of Directors

Roula Jarjour has been a member of our board of directors since 2006 and our president since 2011. Mrs. Jarjour is responsible for our overall business operations. Since 2000, Mrs. Jarjour has been a member of the board of directors of Seen on Screen TV Inc. Seen on Screen TV Inc., a Nevada corporation, is engaged in the business of wholesale and retail sales of popular products such as personal, sports, kitchen, kids, and pet products. Seen on Screen TV Inc. files reports with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended and trades on the Pink Sheets under the symbol SONT.  Seen on Screen TV Inc. is currently delinquent in its reporting obligations with the SEC.  Mrs. Jarjour is the wife of Antoine Jarjour, our secretary and a member of the board of directors.  As one of our founders, Mrs. Jarjour was appointed a director.  That was the only consideration in appointing her to the board of directors.  Experience, qualifications, attributes, or skills were not considered in the appointment.

Antoine Jarjour – Secretary, Treasurer, Principal Financial Officer, Principal Accounting Officer, and member of the Board of Directors

Antoine Jarjour has been our secretary and member of the board of directors since inception on July 6, 2006.  Since 2013, Mr. Jarjour has been our treasurer, principal financial officer, and principal accounting officer.  Since 2008, Mr. Jarjour has been the president, secretary, treasurer and a member of the board of directors of Seen on Screen TV Inc., a Nevada corporation.  Seen on Screen TV Inc. is engaged in the business of wholesale and retail sales of popular products such as personal, sports, kitchen, kids, and pet products. Seen on Screen TV Inc. files reports with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended and trades on the Pink Sheets under the symbol SONT.  Seen on Screen TV Inc. is currently delinquent in its reporting obligations with the SEC.  Mr. Jarjour is the husband of Roula Jarjour, our president and a member of the board of directors.  From 1992 to 2004, Mr. Jarjour was president, secretary, treasurer and the sole member of Board of Directors of Meary, Inc., a Washington corporation. Meary, Inc. was engaged in the business of wholesale and retail sales popular products such as personal, sports, kitchen, kids, and pet products. In addition to his duties as president, secretary, treasurer, and a sole member of the board of director, Mr. Jarjour was responsible for ordering products, managing wholesale orders, representing the company at trade shows, and seeking out new products. As one of our founders, Mr. Jarjour was appointed a director.  That was the only consideration in appointing him to the board of directors. Experience, qualifications, attributes, or skills were not considered in the appointment.

George Jarjour - Vice President and a member of the Board of Directors

George Jarjour has served as our vice president and a member of our board of directors since December 31, 2014. In addition to his duties as our vice president.  Mr. Jarjour's responsibilities include selling, marketing, promoting our products, and managing our day-to-day operations.  In addition, Mr. Jarjour is responsible for seeking out new products, evaluating new products, and representing us at public functions.  As one of our founders, Mr. Jarjour was appointed a director.  That was the only consideration in appointing him to the board of directors. Experience, qualifications, attributes, or skills were not considered in the appointment.

Charles Carafoli – member of the Board of Directors

From our inception through December 31, 2010, Charles Carafoli was a member of our board of directors at which time he resigned.  On April 30, 2013, Mr. Carafoli was again appointed by the board of directors to fill the vacancy previously created when he resigned and has served on the board of directors since that date.  Mr. Carafoli was appointed to the board of directors because of his knowledge of operating a small to medium size business Since June 1978, Mr. Carafoli has operated Mayflower Service Station located in Plymouth, MA. Mayflower

Service Station is a gas station and convenience store. Since September 1988, Mr. Carafoli has been the President of South Street Package Store Inc.  Since February 2008, Mr. Carafoli has been a member of the board of directors of Seen on Screen TV, Inc., a Nevada corporation whose shares of common stock are traded over-the-counter under the symbol SONT.

Familial Relations

Roula Jarjour, our president and a member of the board of directors, is the wife of Antoine Jarjour and the mother of George Jarjour.  Antoine Jarjour, our secretary and a member of board of directors, is the husband of Roula Jarjour and the father of George Jarjour.  George Jarjour, our vice president, is the son of Roula Jarjour and the son of Antoine Jarjour.

Conflicts of Interest

We believe that our current officers will not be subject to conflicts of interest other than Mrs. Jarjour and the Messrs. Jarjour be devoting 25% of their time to Seen on Screen TV Inc. and 25% of their time to our operations. Their other activities do not conflict with our business activities. No policy has been implemented or will be implemented to address conflicts of interest.

Audit Committee Financial Expert

We do not have an audit committee financial expert. We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive. Further, because we are only beginning our commercial operations, at the present time, we believe the services of a financial expert are not warranted.

Involvement in Certain Legal Proceedings

During the past ten years, Roula Jarjour, Antoine Jarjour, George Jarjour, and Charles Carafoli have not been the subject of the following events other than as listed below:

1.
A petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing with the exception that on September 27, 2005, Antoine Jarjour and Roula Jarjour filed for bankruptcy protection in the United States District Court for the Western District of Washington, Case No. 05-23177 seeking a discharge of all of their debts.  On May 15, 2006, the Bankruptcy Court issued its order discharging Mr. and Mrs. Jarjour.  Mr. and Mrs. Jarjour filed for bankruptcy protection because Mr. and Mrs. Jarjour were sole shareholders of a corporation by the name of Meray, Inc., incorporated under the laws of the State of Washington.  Meray, Inc. sold franchises.  As part of the franchises, franchisees were required to lease spaces in shopping centers and malls that were guaranteed by Meray, Inc. and Mr. and Mrs. Jarjour, personally.  When several of the franchisees began suffering financial problems they defaulted on their leases and stopped paying rent to the shopping centers and malls.  The shopping centers and malls then sought to recover from Mr. and Mrs. Jarjour, personally on their guaranties.  At that time Mr. and Mrs. Jarjour sought protection from the bankruptcy court and filed for bankruptcy;

2.
Convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) other than Antoine Jarjour. Mr. Jarjour was found guilty of violating RCW 82.08.050(2), Conversion of Collected Sales Tax. This was a gross misdemeanor under Washington law. The foregoing case was filed in the Superior Court of Washington for Snohomish County, Case No. 06-1-00183-9. Judgment and sentence was issued June 4, 2007. Mr. Jarjour was sentenced 364 days imprisonment in the Snohomish County jail; Mr. Jarjour was given credit for any and all days served; Mr. Jarjour included victim assessment of $500. On the 22nd day of January 2014, the Superior Court of Snohomish County entered an order vacating conviction in the case;

3.
The subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities;

i)
Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

	ii)	Engaging in any type of business practice; or
	iii)	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.
The subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph 3.i in the preceding paragraph or to be associated with persons engaged in any such activity;

5.
Was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.
Was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7.
Was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

	i)	Any Federal or State securities or commodities law or regulation; or
ii)
Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or

	iii)	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8.
Was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26)), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29)), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee and Audit Committee Financial Expert

We do not have an audit committee or an audit committee financial expert (as defined in Item 407 of Regulation S-K) serving on its board of directors. All current members of the board of directors lack sufficient financial expertise for overseeing financial reporting responsibilities. We have not yet employed an audit committee financial expert due to the inability to attract such a person.

We intend to establish an audit committee of the Board of Directors, which will consist of independent directors. The audit committee's duties will be to recommend to our board of directors the engagement of an independent registered public accounting firm to audit our financial statements and to review our accounting and auditing principles. The audit committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent registered public accounting firm, including their recommendations to improve the system of accounting and internal controls. The audit committee will at all times be composed exclusively of directors who are, in our opinion, free from any relationship which would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to compensation paid by us to our officers for the years ended December 31, 2016 and 2015.

Executive Officer Compensation Table
Name and Principal Position	Year	Salary (US$)	Bonus (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (US$)	All Other Compensation (US$)	Total (US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Roula Jarjour	2016	0	0	0	0	0	0	0	0
President, Principal	2015	0	0	0	0	0	0	0	0
Executive Officer	2014	0	0	0	0	0	0	0	0

Antoine Jarjour	2016	102,000	0	0	0	0	0	0	102,000
Secretary/Treasurer	2015	102,000	0	0	0	0	0	0	102,000
Principal Financial	2014	102,000	0	0	0	0	0	0	102,000
and Accounting Officer

George Jarjour	2016	78,000	0	0	0	0	0	0	78,000
Vice President	2015	78,000	0	0	0	0	0	0	78,000
	2014	78,000	0	0	0	0	0	0	78,0 00

As of December 31, 2016, we owed Antoine Jarjour $664,353 for unpaid salaries for the years from 2007 to 2016 and George Jarjour $336,289 for unpaid salaries for the years from 2011 to 2016.

For the year ended December 31, 2016, we paid Antoine Jarjour $15,499 and George Jarjour $5,711. We have accrued officers and shareholder payables, these are loans from our officers and shareholders .

Employment Agreements

              For the year ended December 31, 2016, we had two employment contracts which have been extended for two more years with the same base salaries .

Directors Compensation

The following table sets forth information with respect to compensation paid by us to our directors for the fiscal year ended December 31, 2016.

Director's Compensation Table
Name	Fees Earned or Paid in Cash (US$)	Stock Awards (US$)	Option Awards (US$)	Non-Equity Incentive Plan Compensation (US$)	Nonqualified Deferred Compensation Earnings (US$)	All Other Compensation (US$)	Total (US$)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Roula Jarjour	0	0	0	0	0	0	0
Antoine Jarjour	0	0	0	0	0	0	0
George Jarjour	0	0	0	0	0	0	0
Charles Carafoli	0	0	0	0	0	0	0

All compensation received by our officers and directors has been disclosed.

We have not paid any compensation to our directors in 2016.

There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.

Director Independence

None of directors are deemed independent as a matter of law.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance at this time.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorneys' fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Washington.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Washington law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth, as of November 30, 2016, the total number of shares owned beneficially by our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming resale of shares registered in this registration statement.  The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

Name and Address Beneficial Owner [1]	Number of Shares Before the Offering	Percentage of Ownership Before the Offering	Number of Shares After Offering Assuming all of the Shares are Sold	Percentage of Ownership After the Offering Assuming all of the Shares are Sold

Antoine Jarjour and Roula Jarjour JT TEN [1][2]	21,872,000	16.93%	13,872,000	10.74%
4017 Colby Avenue
Everett, Washington 98201

Antoine Jarjour [1][2]	24,000,000	18.57%	24,000,000	18.57%
4017 Colby Avenue
Everett, Washington 98201

George Jarjour [2]	8,000,000	6.19%	7,200,000	5.57%
4017 Colby Avenue
Everett, Washington 98201

Charles Carafoli [2]	33,754,508	26.12%	25,754,508	19.93%
4017 Colby Avenue
Everett, Washington 98201

All officers and directors as a group (4 individuals)	87,626,508	67.81%	70,826,508	54.81%

David Cuthbert	12,000,000	9.29%	0	0.00%
18921 NE 202nd Street
Woodinville, WA 98077

[1]	Antoine Jarjour and Roula Jarjour are husband and wife and jointly own 21,872,000 shares of common stock.
[2]	The foregoing individuals are our officers and directors and are our only promoters.

Changes in Control

There are no arrangements which may result in a change of control of The GNS Group Inc.  There are no known persons that may assume control of us after the offering.

Securities authorized for issuance under equity compensation plans

We have no equity compensation plans and accordingly have no securities authorized for issuance under any equity compensation plans.

Selling Shareholders

The following table sets forth the name of each selling shareholder, the total number of shares owned prior to the offering, the percentage of shares owned prior to the offering, the number of shares offered, and the percentage of shares owned after the offering, assuming the selling shareholder sells all of his shares and we sell the maximum number of shares.

Name	Total number of shares owned prior to offering	Percentage of shares owned prior to offering	Number of shares being offered	Percentage of shares owned after the offering assuming all of the share are sold in the offering

Paul Almeida	400,000	0.31%	400,000	0.00%
Barbara Arnesen	16,000	0.01%	16,000	0.00%
Elen B. Backstorm	400,000	0.31%	400,000	0.00%
Michael Barbieri	40,000	0.03%	40,000	0.00%
Paul G. Barry	1,200,000	0.93%	1,200,000	0.00%
Paul Barry	80,000	0.06%	80,000	0.00%
Walter K. Belcher	80,000	0.06%	80,000	0.00%
Dana Blanchard	200,000	0.15%	200,000	0.00%
Walford Blanchette	400,000	0.31%	400,000	0.00%
Margaret M. Bleher	80,000	0.06%	80,000	0.00%
Jay A. Bolduc	400,000	0.31%	400,000	0.00%
James F Brady	16,000	0.01%	16,000	0.00%
Charles D. Carafoli	1,120,000	0.87%	200,000	0.75%
Charles E. Carafoli	33,754,508	26.12%	8,000,000	19.93%
Nancy Carafoli	1,440,000	1.11%	200,000	1.01%
Cede & Co	3,160,000	2.45%	3,160,000	0.00%
David Cuthbert	12,000,000	9.29%	12,000,000	0.00%
Richard L. Dagg	400,000	0.31%	400,000	0.00%
Denise A. Dupuis	40,000	0.03%	40,000	0.00%
William A. Fortier	240,000	0.19%	240,000	0.00%
Ronald E. Frazier	40,000	0.03%	40,000	0.00%
Dennis B. Furtado	40,000	0.03%	40,000	0.00%
Joseph P. Gabriel	80,000	0.06%	80,000	0.00%
Pierre J. Gabriel	432,000	0.33%	432,000	0.00%
Robert M. Gabriel	400,000	0.31%	400,000	0.00%
Nancy J. Gibbons	40,000	0.03%	40,000	0.00%
Robert P. Glynn	80,000	0.06%	80,000	0.00%
Gerald Goulston	40,000	0.03%	40,000	0.00%
Joseph Greenspan	800,000	0.62%	800,000	0.00%
Joseph A. Greenspaw	800,000	0.62%	800,000	0.00%
Halim Hanna	80,000	0.06%	80,000	0.00%
William S. Herbert	200,000	0.15%	200,000	0.00%
Moira E Holmes	32,000	0.02%	32,000	0.00%
Jeffrey S. Humphrey	100,000	0.08%	100,000	0.00%
Antoine Jarjour	24,000,000	18.57%	0	18.57%
Antoine Jarjour + Roula Jarjour JT Ten	21,872,000	16.93%	8,000,000	10.74%
Diaa Jarjour	4,000,000	3.10%	4,000,000	0.00%
George Jarjour	8,000,000	6.19%	800,000	5.57%
Sami Jarjour	2,000,000	1.55%	200,000	1.46%
Salim Jarrouge	32,000	0.02%	32,000	0.00%
Philip Jones	40,000	0.03%	40,000	0.00%
Stephen J. Karoul	200,000	0.15%	200,000	0.00%
Gaby Khouri	48,000	0.04%	48,000	0.00%
Sami Khoury	32,000	0.02%	32,000	0.00%
James D. Kimball	40,000	0.03%	40,000	0.00%
Karin Manfredi	40,000	0.03%	40,000	0.00%
Michael R. Mcculley	160,000	0.12%	160,000	0.00%
David Mills	40,000	0.03%	40,000	0.00%
Roger W. Monks	80,000	0.06%	80,000	0.00%
Yousra Nakkour	800,000	0.62%	200,000	0.49%
Ralph Oehme	40,000	0.03%	40,000	0.00%
Philip J O'Hanley + Lisa M O'Hanley JT Ten	16,000	0.01%	16,000	0.00%
Robert E Olson	40,000	0.03%	40,000	0.00%
Robert Olson	400,000	0.31%	400,000	0.00%
Charlene Picard	40,000	0.03%	40,000	0.00%
Joseph Polvere	40,000	0.03%	40,000	0.00%
David R. Rederick	48,000	0.04%	48,000	0.00%
Roger Roessel	240,000	0.19%	240,000	0.00%
Matthew C Romboldi	16,000	0.01%	16,000	0.00%
Russell J Romboldi + Faith M Romboldi JT Ten	40,000	0.03%	40,000	0.00%

Russell J Romboldi Jr	16,000	0.01%	16,000	0.00%
Ayham Shneker	80,000	0.06%	80,000	0.00%
Robert N. Stowe Jr	200,000	0.15%	200,000	0.00%
Joseph P. Szaro	80,000	0.06%	80,000	0.00%
Hani Tobia	144,000	0.11%	144,000	0.00%
Marc J. Verre	800,000	0.62%	800,000	0.00%
Jeffrey R. Viella	160,000	0.12%	160,000	0.00%
Sam Viscariello	40,000	0.03%	40,000	0.00%
Jim Young	400,000	0.31%	400,000	0.00%
Joseph Zeadey	240,000	0.19%	240,000	0.00%

	129,216,956	100.00%	47,708,000	63.08%

(1)	Officer, director, or owner of more than 10% of our total outstanding shares and therefore deemed underwriters as that term is defined in the Securities Act of 1933, as amended.

(2)	CEDE & CO. is the nominee name for Depository Trust Clearing Corp. Shares held in the name of CEDE & CO. are held in "street name" for individual investors to facilitate transactions.

Other than investing money with us, the foregoing selling security holders have had no material relationship with us during the last three years with the exception of Roula Jarjour, Antoine Jarjour, Charles Carafoli, and George Jarjour who are out current officers and directors.

All natural persons named as selling security holders exercise voting and/or dispositive powers with respect to the securities to be offered for resale by our selling security holders.

Share Issuances

Between January and July 2007, we issued 9,252,000 shares of common stock to seven persons, four of whom (Roula Jarjour, Antoine Jarjour, George Jarjour, and Charles Carafoli), are our current officers and directors in consideration of $82,845.  The seven persons were Antoine Jarjour, Roula Jarjour, David Cuthbert, James Young, Richard Dagg, Charles Carafoli, and Gaby Khoury.  Messrs Cuthbert, Young, and Dagg are former officers and directors.  The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933 which exempts transactions by an issuer not involving a public offering.  The shares were sold in private transactions.  Each purchaser is a sophisticated investor and was furnished the same information that could have been found in a Form S-1 registration statement.  Each person is familiar with our business and is capable of reading and understanding the information furnished.

Between May 2007 and May 2008, we completed a private placement of 2,385,000 shares of common stock to 50 persons in consideration of $225,847.  The shares were issued as restricted securities pursuant to the exemption from registration contained in Regulation 504 of the Securities Act of 1933 in that a Form D was filed with the Securities and Exchange Commission; and, each purchaser was solicited by our officers and directors; each purchaser executed a subscription agreement.

For the year ended December 31, 2012, we issued 2,843,333 restricted shares of common stock in consideration of $112,800.  The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  Each purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

For the year ended December 31, 2013, we issued 1,412,000 restricted shares of common stock in consideration of $69,400.  The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  Each purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

On January 10, 2014, we issued 9,700,000 shares for services rendered valued at $291,000. The Company also issued 4,765,294 shares to pay off accrued debt in the amount of $238,265.  The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  Each purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

For the three months period ended March 31, 2014, we issued 416,000 shares of common stock in consideration of $20,800.  76,000 of these shares were issued to Antoine and Roula Jarjour, and 340,000 of these shares were issued to Charles Carafoli. The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  Each purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

In July 2015, we issued 1,530,612 shares of common stock to Premier Venture Partners in consideration of $10,000.  The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  The purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

For the year ended December 31, 2015, we issued 29,927,239 restricted shares of common stock in consideration of $74,818.  The average price per share of the shares issued was $0.0025 per share. The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  Each purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

On January 22, 2016, we paid a common stock dividend of 3 additional shares of common stock for each 1 share of common stock outstanding.

Future sales by existing stockholders

A total 87,626,508 shares of common stock are currently owned by our officers and directors, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act.  Of the 87,626,508 aforesaid, 16,800,000 are being offered for resale in this offering.  Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

MARKET FOR OUR SHARES OF COMMON STOCK

Our shares of common stock are traded on the Pink Sheets under the symbol "GNSG."

The following table sets forth for the periods indicated the high and low close prices for shares of common stock. These quotations reflect only inter dealer prices, without retail mark up, mark down or commissions and may not represent actual transactions.

2016	High	Low
December 31, 2016	$0.012	$0.012
September 30, 2016	$0.015	$0.006
June 30, 2016	$0.025	$0.006
March 31, 2016	$0.130	$0.002

2015	High	Low
December 31, 2015	$0.10	$0.002
September 30, 2015	$0.10	$0.100
June 30, 2015	$0.10	$0.100
March 31, 2015	$0.10	$0.100

Holders

             As of December 31, 2016, we had seventy-one stockholders of record of our shares of common stock who own 129,216,956 shares of our common stock .

Dividends

We have never declared or paid cash dividends. There are currently no restrictions which limit our ability to pay dividends in the future.

Securities authorized for issuance under equity compensation plans

We have no equity compensation plans.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 750,000,000 shares of common stock, no par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

We refer you to our Articles of Incorporation, Bylaws and the applicable statutes of the State of Washington for a more complete description of the rights and liabilities of holders of our securities.

Non-cumulative voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors.  Currently, our officers and directors own 67.81% of our total outstanding shares of common stock.

Cash dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred stock

We are authorized to issue 5,000,000 shares of preferred stock with no par value per share.  The terms of the preferred shares are at the discretion of the board of directors.  Currently no preferred shares are issued and outstanding.

Anti-takeover provisions

There are no Washington anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Reports

After this registration statement is declared effective by the SEC, we will be required to furnish you with an annual report.  Further, we will voluntarily send you the annual report upon filing our Form 10-K with the SEC.  After this registration statement is declared effective by the SEC, we will be required to file reports with the SEC under section 15(d) of the Securities Act.  The reports will be filed electronically.  The reports we will be required to file are Forms 10-K, 10-Q, and 8-K.  You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet site that will contain copies of the reports we file electronically.  The address for the Internet site is www.sec.gov.

Stock Transfer Agent

             Computershare Inc., 8742 Lucent Boulevard, Suite 225 Highlands Ranch, CO 80129 is our stock transfer agent. Its telephone number is (303) 262-0702 .

CERTAIN TRANSACTIONS

             Our offices are located at 4017 Colby Avenue, Everett, Washington 98201.  We lease this office space from the GNS Family Partnership, LLC, pursuant to written lease. The GNS Family Partnership LLC is owned by Antoine and Roula Jarjour.  Antoine Jarjour is the managing partner.  The term of our lease is from January 2014 to January 2017.  The monthly rental is $2,000 per month.  We do not have sufficient income to pay our rent, therefore, we accrued rent as a payable.  At December 31, 2016, we recorded an increase of $22,800 in accrued rent, the total amount of accrued rent is $298,332 at December 31, 2015.  For the year ended December 31, 2015, an increase of $20,500 from the previous year ended was recorded in the balance of accrued rent due.  The total accrued rent due at December 31, 2015 was $275,532.

We have accrued officers and shareholder payables, these are loans from our officers and shareholders.  We are unable to generate sufficient working capital, therefore, we borrow funds from our officers and shareholders.  The loans from our officers and shareholders are used as our working capital.  The loans are unsecured, non-interest bearing, and have no specific terms of repayment. There is no assurance our officers and shareholders will continue to loan us funds.  At December 31, 2016, we recorded an increase in borrowing of $158,840 in accrued officers and shareholders payables, the total amount of accrued officers and shareholders payable is $1,021,142 at December 31, 2016.  The total accrued officers and shareholders payable due at December 31, 2015 was $862,302.

            The following is a narrative by related party:

Antoine Jarjour and Roula Jarjour

1.
Since January 1, 2012, Mr. Jarjour received 6,000,000 or 19.50% of our outstanding shares of our common stock and 5,468,000 or 17.77% of our outstanding shares of common stock jointly with Roula Jarjour, his wife.  Of the foregoing shares, 5,468,000 shares were purchased by Mr. Jarjour since January 1, 2009.  5,468,000 were purchased for cash of $13,900 and 6,000,000 were received in consideration of services rendered and valued at $180,000.

2.
Since January 1, 2012, we have not paid the GNS Family Partnership LLC any money.  The GNS Family Partnership leases our office space to us pursuant to a written lease.  Currently, we have accrued the sum of $74,000 to the GNS Family Partnership.

3.	At September 30, 2014, we owe Mrs. Jarjour $-0- for unpaid salaries.

4.	At December 31, 2015, we owe Antoine Jarjour $557,802 for unpaid salaries.

5.	At December 31, 2016, we owe Antoine Jarjour $644,353 for unpaid salaries.

6.	At December 31, 2016, we owe Mrs. Jarjour $-0- for unpaid salaries.

George Jarjour

1.	Since January 1, 2009, George Jarjour received 2,000,000 or 6.5% of our outstanding shares of common stock valued as $60,000, as compensation.

2.	At September 30, 2015, we owe George Jarjour $264,000 for unpaid salaries.

3.	At December 31, 2016, we owe George Jarjour $336,289 for unpaid salaries .

Charles Carafoli

1.
Since January 1, 2012, Mr. Carafoli purchased 8,438,627 or 27.42% of our outstanding shares of common stock us for cash of $422,290. Loans from Mr. Carafoli are unsecured, non-interest bearing, and have no specific terms of repayment.  There is no assurance Mr. Carafoli will continue to loan us funds.

2.	Since January 1, 2012, Mr. Carafoli has not received any cash payments as salary.

The balance of these related party transactions for the nine months ended September 30, 2016 was $1,619,932. There is also a total balance of $40,500 payable to two former officers. The balance of these related party transactions for the year ended December 31, 2016 was $1,703,374.  The balance of these related party transactions for the year ended December 31, 2015 was $1,411,541. There was an increase of $(291,833) in related party debt.  The increase in debt is due to accrued compensation.

The following officers and shareholders have loaned us funds that that comprise accrued officers and shareholder payables account:

NAME	AMOUNT LOANED
Charles Carafoli	$371,846
Antoine Jarjour	$0
George Jarjour	$0
Roula Jarjour	$0

The following is a summary of funds lent to us by Mr. Carafoli in 2016:

Amount per loan:	$
Largest Amount owing during 2016 per loan:		$60,000
The amount owing as of December 31, 2016:		$371,846
Amount of Principal paid in 2016:		$0
Amount of Interest paid in 2016:		$0
The rate of interest on the loan is:		$0

The following is a summary of funds lent to us by Mr. Antoine Jarjour since January 1, 2016:

Amount per loan:	$0
Largest Amount owing during 2016 per loan:	$0
The amount owing as of December 31, 2016:	$0
Amount of Principal paid in 2016:	$0
Amount of Interest paid in 2016:	$0
The rate of interest on the loan is:	$0

The following is a summary of funds lent to us by Mr. George Jarjour since January 1, 2016:

Amount per loan:	$0
Largest Amount owing during 2016 per loan:	$0
The amount owing as of December 31, 2016:	$0
Amount of Principal paid in 2016:	$0
Amount of Interest paid in 2016:	$0
The rate of interest on the loan is:	$0

The following is a summary of funds lent to us by Ms. Roula Jarjour since January 1, 2016:

Amount per loan:	$0
Largest Amount owing during 2016 per loan:	$0
The amount owing as of December 31, 2016:	$0
Amount of Principal paid in 2016:	$0
Amount of Interest paid in 2016:	$0
The rate of interest on the loan is:	$0

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

             Our financial statements for the fiscal years ended December 31, 2015 and 2014 included in this prospectus have been audited by George Stewart, CPA, 316 17th Avenue South, Seattle, Washington 98144, telephone (206) 328-8554, as set forth in their report included in this prospectus. His report is given upon their authority as an expert in accounting and auditing.

From January 24, 2013 through May 20, 2015, Gillespie & Associates, PLLC, a Washington Professional Limited Liability Company ("Gillespie") was the independent registered public accounting firm of The GNS Group, Inc. (the "Company"). On May 20, 2015, Gillespie informed Antoine Jarjour, the Company's chief executive officer and a member of the Company's Board of Directors (the "Board"), that he was withdrawing as our auditor as a result of a conflict of interest in connection with his previous affiliation with Harris & Gillespie, PLLC, our previous auditor.  On July 7, 2015, our board of directors engaged George Stewart, CPA as the Company's independent registered public accounting firm.

None of our previous audit reports, in particular the audit reports for the fiscal years ended December 31, 2014 and December 31, 2013, contained any adverse opinion or disclaimer of opinion, nor were qualified or modified as to uncertainty, audit scope, or accounting principles, except for a going concern qualification on the Company's financial statements for the fiscal years ended December 31, 2014 and December 31, 2013.

During the Company's fiscal years ended December 2014 and 2013, the subsequent interim periods thereto, and through December 17, 2015, there were no disagreements (as defined in Item 304 of Regulation S-K) with the Gillespie on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Gillespie would have caused it to make reference in connection with its opinion to the subject matter of the disagreement. Further, during the Company's fiscal years ended December 31, 2014 and 2013, the subsequent interim periods thereto, and through December 17, 2015, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the fiscal years ended December 31, 2014 and December 31, 2013, and the subsequent interim periods through September 30, 2015, neither the Company nor anyone acting on its behalf consulted the George Stewart, CPA with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that the Michael Gillespie Entity concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was the subject of a disagreement or a reportable event set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K.

From July 4, 2015 through November 4, 2016, George Stewart, CPA ("Stewart") was the independent registered public accounting firm of The GNS Group, Inc. (the "Company"). On November 4, 2016, Stewart informed Antoine Jarjour, the Company's chief executive officer and a member of the Company's Board of Directors (the "Board"), that he was withdrawing as our auditor as a result of discontinuing the practice of accounting.

None of our previous audit reports, in particular the audit reports for the fiscal years ended December 31, 2015 and December 31, 2014, contained any adverse opinion or disclaimer of opinion, nor were qualified or modified as to uncertainty, audit scope, or accounting principles, except for a going concern qualification on the Company's financial statements for the fiscal years ended December 31, 2015 and December 31, 2014 .

During the Company's two most recent fiscal years, the subsequent interim periods thereto, and through November 4, 2016, there were no disagreements (as defined in Item 304 of Regulation S-K) with the Stewart on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Stewart would have caused it to make reference in connection with its opinion to the subject matter of the disagreement. Further, during the Company's two most recent fiscal years, the subsequent interim periods thereto, and through November 4, 2016, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) .

New independent registered public accounting firm

On November 4, 2016, we engaged Fruci & Associates II, PLLC, 802 North Washington, Spokane, Washington 99201 an independent registered accounting firm, as our principal independent accountant with the approval of our board of directors.

During the fiscal years ended December 31, 2015 and December 31, 2014, and the subsequent interim periods through January 6, 2017, neither the Company nor anyone acting on its behalf consulted the Fruci & Associates II, PLLC with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that Fruci & Associates II, PLLC concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issues; or (ii) any matter that was the subject of a disagreement or a reportable event set forth in Item 304(a)(1)(iv) and (v), respectively, of Regulation S-K .

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 has opined on the legality of the shares being offered in this prospectus.

FINANCIAL STATEMENTS

Our fiscal year end is December 31. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by a firm of Certified Public Accountants.

Unaudited financial statements for the period ending September 30, 2016 and audited financial statements for the year ended December 31, 2015 and December 31, 2014 follow:

Index to Financials

The GNS Group, Inc.
Balance Sheets

	September 30,	December 31,
	2016	2015
	Unaudited	Audited
		(As Restated)
ASSETS
Current assets:
Cash	$-	$149
Accounts receivable	-	-

Total current assets	-	149

Other Assets
Prepaid Expenses	-	-
Total Other Assets	-	-
Total assets	$-	$149

LIABILITIES
Current liabilities:
Bank Overdraft	$273	$-
Accounts payable and accrued expenses	29,353	45,268
Payroll Liabilities ER	1,578	1,038
Deposits	20,270	20,270
Total current liabilities	51,474	66,576

Long term liabilities:
Related party liabilities:
Accrued rent payable	292,332	275,532
Accrued compensation	-	69,283
Related party payable, other	270,342	204,424
Non Related party payable	4,460	-
Officer and shareholder payable	1,057,258	862,302

Total long term liabilities	1,624,392	1,411,541

Total liabilities	1,675,866	1,478,117

Commitments & Contingencies	-	-

STOCKHOLDERS' DEFICIT
Preferred stock, 5,000,000 shares, no par value per share as of September 30, 2016 and December 31, 2015 respectively
Common stock, no par value, 750,000,000 authorized shares, 129,216,956 shares issued and outstanding as of September 30, 2016 and December 31, 2015 respectively	129,217	129,217
Additional Paid-in-Capital	1,058,223	1,058,223
Accumulated Deficit	(2,863,306)	(2,665,408)
Total stockholders' equity	(1,675,866)	(1,477,968)
Total liabilities and stockholders' deficit	$-	$149

The accompanying notes are an integral part of these statements.

Index to Financials

The GNS Group, Inc. Statements of Operations
				Unaudited

	Three months	Three months	Nine months	Nine months
	ended	ended	ended	ended
	September30,	September 30,	September 30,	September 30,
	2016	2015	2016	2015
	unaudited	unaudited	unaudited	unaudited

Sales	$14,000	$16,884	$14,000	16,884

Cost of Sales	2,515	9,118	2,515	11,516

Gross Profit	11,485	7,766	11,485	5,368

General and administrative expenses:
Wages and salaries	45,000	45,000	135,000	135,000
Stock based compensation	-	-	-	-
Advertising and marketing	998	-	1,101	-
Legal and professional	1,974	2,500	44,490	5,810
Payroll Taxes Expense EE	215	-	540	-
Travel and entertainment	2,922	7,768	3,352	10,121
Warehouse Rent	210	-	630	-
Rent	6,000	6,000	18,000	18,000
Facilities	848	1,181	3,911	7,541
Other office and miscellaneous	339	1,903	2,359	3,914
Total operating expenses	58,506	64,352	209,383	174,387
(Loss) from operations	(47,021)	(56,586)	(197,899)	(169,018)

Other income (expense):
Other expenses	-	343	-	565
Net Income/(Loss) before taxes	(47,021)	(56,929)	(197,899)	(169,583)
Provision/(credit) for taxes	-	-	-	-
Net Income/(loss)	$(47,021)	$(56,929)	$(197,899)	$(169,583)

Basic and diluted earnings/(loss) per common share	$(0.00)	$(0.00)	$(0.00)	$(0.01)

Weighted average number of shares outstanding, basic and diluted	129,216,956	127,553,247	129,216,956	124,597,087

The accompanying notes are an integral part of these statements.

Index to Financials

The GNS Group, Inc. Statements of Cash Flows

	Nine months	Nine months
	ended	ended
	September 30,	September 30,
	2016	2015
	unaudited	unaudited
Cash flows from operating activities:
Net income (loss)	$(197,899)	$(169,583)

Adjustments to reconcile net (loss) to cash provided (used) by operating activities:
Stock based compensation	-	-
Change in current assets and liabilities:
Deposits	-	4,558
Prepaid Expenses	-	8,987
Payroll Liabilities ER	540	-
Accrued Rent	16,800	-
Accounts payable and accrued expenses	(15,915)	(48,289)
Officer's Payable	125,673	-
Net cash flows from operating activities	(70,801)	(204,327)

Cash flows from investing activities:

Net cash flows from investing activities	-	-

Cash flows from financing activities:
Checks in excess of deposits	273	-
Proceeds from sale of common stock	-	122,449
Stock Subscription Receivable	-	(122,449)
Repayments of Non-Related party loans	(2,387)	-
Proceeds from Non-Related party loans	2,950	-
Related party transaction	69,816	207,716

Net cash flows from financing activities	70,652	207,716
Net cash flows	(149)	3,389

Cash and equivalents, beginning of period	149	3
Cash and equivalents, end of period	$-	$3,392

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS FOR:
Interest	$-	$-
Income taxes	$-	$-
Stock based compensation	$-	$-
Stock issued for reduction of related party loans	$-	$-

The accompanying notes are an integral part of these statements.

Index to Financials

THE GNS GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2016
Unaudited

Note 1 - Summary of Significant Accounting Policies

General Organization and Business

The GNS Group, Inc. ("GNS" or the "Company") is a Washington Corporation.  The Company was incorporated under the laws of the State of Washington on July 6, 2006.  The Company engages in the selling of quality products that cater to the hospitality industry, such as conference and banquet room furniture.  GNS also targets patio and pool furniture markets.  The products of the GNS Group are manufactured in Dubai, UAE.

Basis of presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of and for the 3 and 9 months period ending September 30, 2016 and year ended December 31, 2015.

On October 25, 2015, we issued 4:1 stock dividend, shareholders received 3 additional shares for each share held. These stock dividend shares were paid on January 22, 2016. Therefore, some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or stockholder's equity.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents

The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents as of September 30, 2016 and December 31, 2015.

Accounts receivable

Trade receivables are carried at the original invoice amount and no allowance for uncollectible accounts has been deemed necessary. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts.  The balance over 90 days at September 30, 2016 and December 31, 2015 was $0, respectively.

Revenue Recognition

Revenue from the sale of goods is recognized when the following conditions are satisfied:

•           The Company has transferred to the buyer the significant risks and rewards of ownership of the goods;

Index to Financials
THE GNS GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2016
Unaudited

•           The Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;
•           The amount of revenue can be measured reliably;
•           It is probable that the economic benefits associated with the transaction will flow to the entity; and
•           The costs incurred or to be incurred in respect of the transaction can be measured reliably.

Fair value of financial instruments and derivative financial instruments

The Company's financial instruments include cash, accounts receivable, accounts payable, and notes payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at year ended December 31, 2015 and quarter ended September 30, 2016. The Company did not engage in any transaction involving derivative instruments.

Federal income taxes

The Company accounts for its income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit, carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Net Loss Per Share of Common Stock

Net loss per share is provided in accordance with FASB ASC 260-10, "Earnings per Share". Basic net loss per common share ("EPS") is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued, unless doing so is anti-dilutive.  No dilutive equivalents were outstanding as of September 30, 2016 and December 31, 2015.

Advertising:

The Company expenses all costs of advertising as incurred.  The advertising costs included in general and administrative expenses for the quarters ended September 30, 2016 and September 30, 2015 were $1,101 and $0, respectively.

Deposits

During the normal course of business, the Company will require deposits on projects.  As of September 30, 2016 and December 31, 2015, the Company had deposits of $20,270 and $20,270, respectively. When a sale is delivered, these amounts are applied against their current accounts receivable.

Recently Issued Accounting Pronouncements

On January 5, 2016, the FASB issued ASU No. 2016-01, Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The amendments in this update improve the guidance to classify entity presentation, disclosure of financial instruments, recognition and measurements. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The company does not believe the impact of its pending adoption to this ASU on the Company's consolidated financial statements will be material.

Index to Financials
THE GNS GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2016
Unaudited

Stock Based Compensation

The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which required the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock option purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employee to be accounted for based on the fair market value of the related stock or options or fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

Note 2 - Uncertainty, going concern:

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. As of September 30, 2016, the Company had an accumulated deficit of $2,863,306. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3 - Related Party Transactions

The Company has multiple related party transactions.  These related party transactions include accrued rent, accrued compensation and officer and shareholder payable.  These balances were provided for working capital purposes, and is unsecured, non-interest bearing, and have no specific terms of prepayment.

The balance of these related party transactions for the quarter ended September 30, 2015 was $1,337,962.

The balance of these related party transactions for the year ended December 31, 2015 was $1,411,541.

The balance of these related party transactions for the quarter ended March 31, 2016 was $1,485,154.

The balance of these related party transactions for the quarter ended June 30, 2016 was $1,552,551.

The balance of these related party transactions for the quarter ended September 30, 2016 was $1,624,392.

Index to Financials
THE GNS GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2016
Unaudited

As of September 30, 2016, the officer and loan payable relating to Charles Carafoli is now being reflected in Related Party Payable – Other and amounts to $68,458.

As of September 30, 2016, the Company had wage advances, a related party transaction, in the amount of $7,064.  This amount was adjusted to Officer and Shareholder Payable.

GNS Family LLC and Seen On Screen TV Inc., are controlled by the same management, therefore, they are the Related Party. The outstanding balance of these Related Party amounts to $3,000 for GNS Family LLC and $9,054 for Seen On Screen TV Inc., as of September 30, 2016.

Note 4 – Cumulative sale of Common Stock

At inception the Company issued 44,660,000 shares of no par value common stock for a total of $274,622. The average price per share was $0.02.

Since December 31, 2008 through December 31, 2011, the Company has issued an additional 1,888,000 shares for $73,104. The average price per share is $0.15 for additional shares issued.

For the year ended December 31, 2012, the Company has issued an additional 11,373,332 shares for $112,800.  The average price per share is $0.04 for additional shares issued.

For the year ended December 31, 2013, the Company has issued an additional 5,648,000 shares for $69,400.  The average price per share is $0.05 for additional shares issued.

On January 10, 2014, the Company issued 6,336,000 shares of stock for $79,200 cash.

During the fiscal quarter ended March 31, 2014, the Company issued 14,389,176 shares to reduce related party loans by $164,865.  This was a non-cash transaction.

During the fiscal quarter ended March 31, 2014, the Company also issued 38,800,000 shares to key individuals as stock based compensation.  The Company recorded an expense of $291,000.

The total number of shares outstanding at December 31, 2014 was 123,094,508.

The Company did not issue any shares during the quarter ending March 31, 2015 and June 30, 2015.

The total number of shares outstanding at December 31, 2015 was 129,216,956.

The Company did not issue any shares during the quarter ending September 30, 2016.

The total number of shares outstanding at September 30, 2016 was 129,216,956.

No dilutive common stock equivalents were outstanding as of December 31, 2015 or September 30, 2016.

Note 5 - Income Taxes

We follow Accounting Standards Codification regarding Accounting for Income Taxes. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carry forwards. No net provision

Index to Financials
THE GNS GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
September 30, 2016
Unaudited

for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carry forward has been recognized, as it is not deemed likely to be realized.

The provision for refundable Federal income tax consists of the following:

	September 30, 2016	December 31, 2015
Federal income tax attributable to:
Current operations	$(67,879)	$(142,665)
Less, Nondeductible expenses	0	0
-Less, Change in valuation allowance	67,879	142,665
Net amount	0	0

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	September 30, 2016	December 31, 2015
Deferred tax asset attributable to:
Net operating loss carryover	$815,759	$748,473
Less, Valuation allowance	(815,759)	(748,473)
Net deferred tax asset	-	-

At September 30, 2016, an unused net operating loss carryover approximating $2,399,291 is available to offset future taxable income; it expires beginning in 2031.

Reconciliation between the statutory rate and the effective tax rate is as follows at September 30, 2016 and December 30, 2015:

Federal statutory tax rate	(34.0)%
Permanent difference and other	34.0%
Effective tax rate	0.0%

Note 6 – Subsequent Events

The Company has evaluated all events and transactions that occurred after September 30, 2016 up through the date these financial statements were available for issuance. Except as noted below, it has been determined that there is nothing further to report.

Between October 1, 2016 and December 31, 2016, the Company had wage advance in the amount of $14,096.  This amount was adjusted to wage expense in fiscal year 2016.

A Related party loan amounting to $113,557 was received between October 1, 2016 and December 31, 2016.

The Company received a loan of $1,700 from other non-related party between October 1, 2016 and December 31, 2016.

There have been no subsequent events for which disclosure is required which are not previously disclosed herein.

Index to Financials

GEORGE STEWART, CPA
316 17TH AVENUE SOUTH
SEATTLE, WASHINGTON 98144
(206) 328-8554 FAX(206) 328-0383

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
The GNS Group, Inc.

I have audited the accompanying balance sheets of The GNS Group, Inc. as of December 31, 2015 and 2014, and the related statements of operations, stockholders' deficit and cash flows for each of the two-year period ended December 31, 2015 and 2014.  The GNS Group, Inc.'s management is responsible for these financial statements.  My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting.  Accordingly, I express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The GNS Group, Inc., as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2015 and 2014 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As discussed in Note #2 to the financial statements, the Company has had limited operations, has limited revenues, a working capital deficiency and its need for new capital raise substantial doubt about its ability to continue as a going concern.  Management's plan in regard to these matters is also described in Note #2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ GEORGE STEWART

Seattle, Washington
December 2, 2016

Index to Financials

The GNS Group, Inc.
Balance Sheets
December 31, 2015
Audited

	December 31,	December 31,
	2015	2014
	Audited	Audited
ASSETS
Current assets:
Cash	$149	$3
Accounts receivable	-	6,750

Total current assets	149	6,753

Other Assets
Prepaid Expenses	-	8,987
Total Other Assets	-	8,987
Total assets	$149	$15,740

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$45,268	$41,803
Sales tax payable	-	8,431
Payroll Liabilities ER	1,038	-
Deposits	20,270	15,712
Total current liabilities	66,576	65,946

Long term liabilities:
Related party liabilities:
Accrued rent payable	275,532	255,032
Accrued compensation	69,283	69,283
Related party payable, other	204,424	7,696
Officer and shareholder payable	862,302	798,596

Total long term liabilities	1,411,541	1,130,607

Total liabilities	1,478,117	1,196,553

STOCKHOLDERS' DEFICIT
Preferred stock, 5,000,000 shares, no par value per share as of December 31, 2015 and December 31, 2014 respectively
Common stock, no par value, 750,000,000 authorized shares, 32,304,239 and 30,773,627 shares issued and outstanding as of December 31, 2015 and December 31, 2014 respectively	32,304	30,774
Additional Paid-in-Capital	1,155,136	1,034,217
Stock subscription receivable		-
Deficit accumulated during the development stage	(2,665,408)	(2,245,804)
Total stockholders' equity	(1,477,968)	(1,180,813)
Total liabilities and stockholders' deficit	$149	$15,740

The accompanying notes are an integral part of these statements.

Index to Financials

The GNS Group, Inc.
Statements of Operations
December 31, 2015
		Audited

	Year ended	Year ended
	December 31,	December 31,
	2015	2014

Sales	$16,884	$164,976

Cost of Sales	11,516	130,096

Gross Profit	5,368	34,880

General and administrative expenses:
Wages and salaries	180,000	180,000
Commitment Fee	122,449	-
Stock based compensation	-	291,000
Advertising and marketing	450	12,030
Legal and professional	71,138	59,485
Payroll Taxes Expense EE	1,038	-
Travel and entertainment	11,029	12,624
Warehouse Rent	840	-
Rent	24,000	24,000
Facilities	2,541	7,014
Other office and miscellaneous	4,172	12,029
Total operating expenses	417,657	598,182
(Loss) from operations	(412,289)	(563,302)
Provision/(credit) for taxes on income
Other Income/(Expenses)	(310)	40,990
Bad Debt Expenses	(7,005)	(2,252)
Total Other Income/(Expenses)	(7,315)	38,738
Net Income/(loss)	$(419,604)	$(524,564)

Basic earnings/(loss) per common share	$(0.01)	$(0.02)

Weighted average number of shares outstanding	30,790,620	27,797,368

The accompanying notes are an integral part of these statements.

Index to Financials

The GNS Group, Inc.
Statements of Cash Flows
December 31, 2015
		Audited

	Year ended	Year ended
	December 31,	December 31,
	2015	2014

Cash flows from operating activities:
Net income (loss)	$(419,604)	$(524,564)

Adjustments to reconcile net (loss) to cash provided (used) by operating activities:
Stock based compensation	-	291,000

Change in current assets and liabilities:
Accounts receivable	6,750	7,000
Prepaid Expense	8,987	(8,987)
Payroll Liabilities ER	1,038	-
Deposits	4,558	(50,591)
Accounts Payable and Accrued Expenses	3,465	(15,369)
Notes Payable	-
Accrued Rent	20,500
Loans – Non Related Party	6,897
Officer's Payable	155,802
Sales Tax Payable	(8,431)	8,431
Net cash flows from operating activities	(220,038)	(293,080)

Cash flows from investing activities:

Net cash flows from investing activities	-	-

Cash flows from financing activities:
Checks in excess of deposits
Proceeds from sale of common stock	122,449	79,200
Stock subscription receivable	-	-
Related party transaction	97,735	190,023
Net cash flows from financing activities	220,184	269,223
Net cash flows	146	(23,857)

Cash and equivalents, beginning of period	3	23,860
Cash and equivalents, end of period	$149	3

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS FOR:
Interest	$-	$-
Income taxes	$-	$-
Stock based compensation	$-	$291,000
Stock issued for reduction of related party loans	$-	$164,865

The accompanying notes are an integral part of these statements.

Index to Financials

The GNS Group, Inc.
Statement of Stockholders Deficit
December 31, 2015

	Common Stock		Retained
	Shares	Amount	Deficit	Total
Balances - December 31, 2007 - unaudited	11,165,000	274,622	(460,222)	(185,600)

Shares Issued	472,000	73,104		73,104
Net (loss)			(235,755)	(235,755)

Balances, December 31, 2008 - unaudited	11,637,000	347,726	(695,977)	(348,251)

Net (loss)			(168,477)	(168,477)

Balances, December 31, 2009 - unaudited	11,637,000	347,726	(864,454)	(516,728)

Net (loss)			(166,528)	(166,528)

Balances, December 31, 2010 - unaudited	11,637,000	347,726	(1,030,982)	(683,256)

Net (loss)			(148,760)	(148,760)

Balances, December 31, 2011 - unaudited	11,637,000	347,726	(1,179,742)	(832,016)

Shares Issued	2,843,333	112,800		112,800
Net (loss)			(133,924)	(133,924)

Balances, December 31, 2012 - audited	14,480,333	460,526	(1,313,667)	(853,141)

Shares issued	1,412,000	69,400		69,400
Net (loss)			(407,573)	(407,573)

Balances, December 31, 2013 - audited	15,892,333	529,926	(1,721,240)	(1,191,314)

Shares issued for Services	9,700,000	291,000		291,000

Shares issued to reduced notes payable	3,597,294	164,865		164,865
Shares issued for cash	1,584,000	79,200		79,200
Net (loss)			(524,564)	(524,564)

Balances, December 31, 2014 - audited	30,773,627	$1,064,991	$(2,245,804)	$(1,180,813)

Shares issued	1,530,612
Stock subscription receivable				122,449
Net (loss)			(419,604)	(419,604)

Balances, December 31, 2015 - Audited	32,304,239	1,064,991	(2,665,408)	(1,477,968)

The accompanying notes are an integral part of these statements.

Index to Financials

THE GNS GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2015 and December 31, 2014
Audited

Note 1 - Summary of Significant Accounting Policies

General Organization and Business
The GNS Group, Inc. ("GNS" or the "Company") is a Washington Corporation.  The Company was incorporated under the laws of the State of Washington on July 6, 2006.  The Company engages in the selling of quality products that cater to the hospitality industry, such as conference and banquet room furniture.  GNS also targets patio and pool furniture markets.  The products of the GNS Group are manufactured in Dubai, UAE.

Basis of presentation
The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America, and pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") and reflect all adjustments, consisting of normal recurring adjustments, which management believes are necessary to fairly present the financial position, results of operations and cash flows of the Company as of and for the years ended December 31, 2015 and 2014.

Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents
The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents. There were no cash equivalents for the years ended December 31, 2015 and 2014.

Accounts receivable
Trade receivables are carried at the original invoice amount and no allowance for uncollectible accounts has been deemed necessary. Receivables past due for more than 120 days are considered delinquent. Management determines uncollectible accounts by regularly evaluating individual customer receivables and considering a customer's financial condition, credit history, and current economic conditions and by using historical experience applied to an aging of accounts.  The balance over 90 days at December 31, 2015 and 2014 was $0 and $6,750, respectively. The management decided to write it off since the balance remained unpaid. The company was certain to collect it but with new information we are not going to receive any money.

Revenue Recognition
Revenue from the sale of goods is recognized when the following conditions are satisfied:
•	The Company has transferred to the buyer the significant risks and rewards of ownership of the goods;
•	The Company retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;
•	The amount of revenue can be measured reliably;
•	It is probable that the economic benefits associated with the transaction will flow to the entity; and
•	The costs incurred or to be incurred in respect of the transaction can be measured reliably.

Fair value of financial instruments and derivative financial instruments
The Company's financial instruments include cash, accounts receivable, accounts payable, and notes payable. All instruments are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at year ended December 31, 2015 and 2014. The Company did not engage in any transaction involving derivative instruments.

Federal income taxes
The Company accounts for its income taxes in accordance with Income Taxes Topic of the FASB ASC 740, which requires recognition of deferred tax assets and liabilities for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax credit carry forwards.

Index to Financials

THE GNS GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2015 and December 31, 2014
Audited

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period that includes the enactment date.

Net Loss Per Share of Common Stock
Net loss per share is provided in accordance with FASB ASC 260-10, "Earnings per Share". Basic net loss per common share ("EPS") is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average shares outstanding, assuming all dilutive potential common shares were issued, unless doing so is anti-dilutive.

Advertising
The Company expenses all costs of advertising as incurred.  The advertising costs included in general and administrative expenses for the years ended December 31, 2015 and 2014 were $450 and $12,030, respectively.

Deposits
During the normal course of business, the Company will require deposits on projects.  For the year ended December 31, 2015 and 2014, the Company had deposits of $20,270 and $15,712, respectively. When a sale is delivered, these amounts are applied against their current accounts receivable.

Recently Issued Accounting Pronouncements
For the years ended December 31, 2015 and 2014, the Company does not expect any of the recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

Stock Based Compensation
The Company recognizes stock-based compensation in accordance with ASC Topic 718 "Stock Compensation", which required the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock option purchases related to an Employee Stock Purchase Plan based on the estimated fair values.

For non-employee stock-based compensation, we have adopted ASC Topic 505 "Equity-Based Payments to Non-Employees", which requires stock-based compensation related to non-employee to be accounted for based on the fair market value of the related stock or options or fair value of the services on the grant date, whichever is more readily determinable in accordance with ASC Topic 718.

Development Stage Company;
The Company has elected to adopt application of Accounting Standards Update No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements; it no longer presents or discloses inception-to-date information and other disclosure requirements of Topic 915.

Note 2 - Uncertainty, going concern:

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs to allow it to continue as a going concern. As of December 31, 2015, the Company had an accumulated deficit of $2,487,126. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. The Company is contemplating conducting an offering of its debt or equity securities to obtain additional operating capital. The Company is dependent upon its ability, and will continue to attempt, to secure equity and/or debt financing. There are no assurances that the Company will be successful and without sufficient financing it would be unlikely for the Company to continue as a going concern.

F-15

Index to Financials

THE GNS GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2015 and December 31, 2014
Audited

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classification of liabilities that might result from this uncertainty.

Note 3 - Related Party Transactions

The Company has multiple related party transactions.  These related party transactions include accrued rent, accrued compensation and officer and shareholder payable.  These balances were provided for working capital purposes, and is unsecured, non-interest bearing, and have no specific terms of prepayment.

The balance of these related party transactions for the year ended December 31, 2014 was $1,130,607.

The balance of these related party transactions for the year ended December 31, 2015 was $1,395,853.

For the year ended December 31, 2015, the Company has increased the balance of accrued rent by $20,500, decreased accrued compensation by $16,198, and increased officer and shareholder payable by $260,944.

Note 4 – Cumulative sale of Common Stock

At inception the Company issued 11,165,000 shares of no par value common stock for a total of $274,622. The average price per share was $0.02.

Since December 31, 2008 through December 31, 2011, the Company has issued an additional 472,000 shares for $73,104. The average price per share is $0.15 for additional shares issued.

For the year ended December 31, 2012, the Company has issued an additional 2,843,333 shares for $112,800.  The average price per share is $0.04 for additional shares issued.

For the year ended December 31, 2013, the Company has issued an additional 1,412,000 shares for $69,400.  The average price per share is $0.05 for additional shares issued.

On January 10, 2014, the Company issued 1,584,000 shares of stock for $79,200 cash.

During the fiscal quarter ended March 30, 2014, the Company issued 3,597,294 shares to reduce related party loans by $164,865.  This was a non-cash transaction.

During the fiscal quarter ended March 31, 2014, the Company also issued 9,700,000 shares to key individuals as stock based compensation.  The Company recorded an expense of $291,000.

The total number of shares outstanding at December 31, 2014 was 30,773,627.

Premier Venture Partners, LLC desired to invest up to three million dollars to purchase GNS Group Company common stock. Based on the equity purchase agreement, GNS management previously booked a stockholder's subscription receivable amounting to $122,449. Subsequently, management decided to waive its stockholders subscription receivable amounting to $122,449. Consequently, a commitment fee of $122,449 was expensed this quarter.

The total number of shares outstanding at December 31, 2015 was 32,304,239.

On October 9, 2015, the Company declared 4:1 stock dividend which has not been paid as of October 4, 2016.

Index to Financials

THE GNS GROUP, INC.
NOTES TO FINANCIAL STATEMENTS
December 31, 2015 and December 31, 2014
Audited

Note 5 - Income Taxes

We follow Accounting Standards Codification regarding Accounting for Income Taxes. Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.

The provision for refundable Federal income tax consists of the following:

	2015	2014
Federal income tax attributable to:
Current operations	$(142,665)	$(178,352)
Less, Nondeductible expenses	-0-	-0-
-Less, Change in valuation allowance	142,665	178,352
Net amount	-0-	-0-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

	2015	2014
Deferred tax asset attributable to:
Net operating loss carryover	$748,473	$666,424
Less, Valuation allowance	(748,473)	(666,424)
Net deferred tax asset	-	-

At December 31, 2015, an unused net operating loss carryover approximating $2,201,392 is available to offset future taxable income; it expires beginning in 2031.

Reconciliation between the statutory rate and the effective tax rate is as follows at December 31, 2015 and 2014:

Federal statutory tax rate	(34.0)%
Permanent difference and other	34.0%
Effective tax rate	0.0%

Note 6 – Subsequent Events

The Company has evaluated all events and transactions that occurred after December 31, 2015 up through the date these financial statements were available for issuance. Except as noted below, it has been determined that there is nothing further to report.

Between January 1, 2016 and August 31, 2016, the Company had wage advance in the amount of $4,514.  This amount was adjusted to wage expense in fiscal year 2016.

Order totaling $14,000 have been received during 2016 and hope to process them during the year.

A Related party loan amounting to $82,735 was received during 2016.

The Company received a loan of $2,700 in 2016 from other non-related party.

On October 9, 2015, the Company declared a 4:1 stock dividend which has not been paid as of October 14, 2016.

There have been no subsequent events for which disclosure is required which are not previously disclosed herein.

Until __________ 2017, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.        OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses of the offering (assuming all shares are sold), all of which are to be paid by the registrant, are as follows:

SEC Registration Fee	$614.48
Printing Expenses	4,385.52
Accounting Fees and Expenses	10,000.00
Legal Fees and Expenses	20,000.00
Blue Sky Fees/Expenses	10,000.00
Transfer Agent Fees	5,000.00
TOTAL	$50,000.00

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of the Registrant is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

1.          Article X of the Bylaws of the company, filed as Exhibit 3.2 to the Registration Statement.

2.          Revised Code of Washington 23B.08.500-23B.08.590.

The general effect of the foregoing is to indemnify a control person, officer or director from liability, thereby making the company responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

Between January and July 2007, we issued 9,252,000 shares of common stock to seven persons in consideration of $82,845.  The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  Each purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 registration statement.  Each person was familiar with our business and was capable of reading and understanding the information furnished to him.

Between May 2007 and May 2008, we completed a private placement of 2,385,000 restricted shares of common stock to fifty persons in consideration of $225,847.  The shares were issued pursuant to the exemption from registration contained in Regulation 504 of the Securities Act of 1933, as amended.

For the year ended December 31, 2012, we issued 2,843,333 restricted shares of common stock in consideration of $112,800.  The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  Each purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

For the year ended December 31, 2013, we issued 1,412,000 restricted shares of common stock in consideration of $69,400.  The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  Each purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

On January 10, 2014, we issued 9,700,000 shares for services rendered valued at $291,000. The Company also issued 4,765,294 shares to pay off accrued debt in the amount of $238,265.  The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  Each purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

For the three months period ended March 31, 2014, we issued 416,000 shares of common stock in consideration of $20,800.  76,000 of these shares were issued to Antoine and Roula Jarjour, and 340,000 of these shares were issued to Charles Carafoli. The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  Each purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

             In July 2015, we issued 1,530,612 shares of common stock to Premier Venture Partners in consideration of $10,000.  The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  The purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

For the year ended December 31, 2015, we issued 29,927,239 restricted shares of common stock in consideration of $74,818.  The average price per share of the shares issued was $0.0025 per share. The shares of common stock were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, which exempts transactions by an issuer not involving a public offering.  Each purchaser was a sophisticated investor and was furnished the same information that could have been found in a Form S-1 Registration Statement.

             On January 22, 2016, we paid a common stock dividend of 3 additional shares of common stock for each 1 share of common stock outstanding .

ITEM 16.        EXHIBITS.

The following documents are filed with this Form S-1 Registration Statement:

Exhibit No.	Document Description

3.1*	Articles of Incorporation dated July 6, 2006.
3.2*	Bylaws.
3.3*	Amended to Articles of Incorporation dated December 13, 2007.
3.4*	Articles of Amendment dated March 10, 2014.
3.5*	Amended Bylaws.
4.1*	Specimen Stock Certificate.
5.1	Opinion of Conrad C. Lysiak, Attorney at Law.
10.1*	Office lease with GNS Family Partnership, LLC.
23.1	Consent of George Stewart, CPA.
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.

*          Previously filed.

ITEM 17.          UNDERTAKINGS.

A.	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

		(a)	include any prospectus required by Section 10(a)(3) of the Securities Act;
(b)
reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

		(c)	include any additional or changed material information with respect to the plan of distribution.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(5)
For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

(6)
For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(7)	For the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

	(8)	For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

		(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;
		(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

		(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

B.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amended registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in Seattle, Washington on this 27th day of January, 2017.

THE GNS GROUP INC.

BY:	ROULA JARJOUR
Roula Jarjour
President and Principal Executive Officer

BY:	ANTOINE JARJOUR
Antoine Jarjour
Secretary, Treasurer, Principal Financial Officer and Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

ROULA JARJOUR	President, Principal Executive Officer and a	January 27, 2017
Roula Jarjour	Director

ANTOINE JARJOUR	Secretary, Treasurer, Principal Financial Officer,	January 27, 2017
Antoine Jarjour	Principal Accounting Officer and a Director

GEORGE JARJOUR	Vice President and a Director	January 27, 2017
George Jarjour

CHARLES CARAFOLI	Director	January 27, 2017
Charles Carafoli

EXHIBIT INDEX

Exhibit No.	Document Description

3.1*	Articles of Incorporation dated July 6, 2006.
3.2*	Bylaws.
3.3*	Amended to Articles of Incorporation dated December 13, 2007.
3.4*	Articles of Amendment dated March 20, 2014.
3.5*	Amended Bylaws.
4.1*	Specimen Stock Certificate.
5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.
10.1*	Office lease with GNS Family Partnership, LLC.
23.1	Consent of George Stewart, CPA.
23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.

*          Previously filed.